Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2019 First Quarter Financial Results

-- 15.4% year-over-year increase in revenue --

New Prague, Minnesota – November 13, 2018 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended September 30, 2018 (“Q1 FY 2019”).

Q1 FY 2019 Highlights

●	Net revenue increased 15.4% to $7.3 million from $6.3 million during the three months ended September 30, 2018 (“Q1 FY 2018”).

●	Gross profit rose 18.2% to $5.5 million from $4.7 million in Q1 FY 2018.

●	Operating income grew 100.6% to $199,000 from $99,000 in Q1 FY 2018.

●	Net income expanded 90.7% to $154,000, or $0.02 per diluted share, from $81,000, or $0.01 per diluted share, in Q1 FY 2018.

●	Cash flow from operating activities totaled $303,000, compared to $328,000 in Q1 FY 2018.

●	Field sales employees grew to 49 at the end of Q1 FY 2019 from 41 at the end of Q1 FY 2018.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “We achieved strong top- and bottom-line growth in the first quarter of fiscal 2019, driven by a 13.8% year-over-year increase in home care revenue. Both referrals and approvals rose year-over-year, reflecting our expanded sales force, ongoing excellence in our reimbursement operations and continuing efforts to advance physician awareness and education surrounding the benefits of high frequency chest wall oscillation therapy (“HFCWO”) with our SmartVest® device. We also are pleased to report that sales in our institutional segment this quarter rose 42.0% year-over-year, driven primarily by our strategic focus on integrated delivery networks (IDNs).”

Ms. Skarvan continued, “Looking ahead, we believe Electromed can achieve double-digit revenue growth with our strategies of providing superior device features and benefits along with world-class service, leading in bronchiectasis clinical studies and improving education and awareness of bronchiectasis prevalence and the need for the SmartVest Airway Clearance System to effectively treat these patients. We believe earnings growth will improve over the next few years as we focus on sales force productivity improvements and tighter SG&A cost control. We continue to emphasize greater frequency of visits to targeted clinics and hospital systems that more actively prescribe HFCWO therapy, versus greenfield locations with limited sales activity and generating higher quality referrals for higher referral to approval conversion rates. We remain as excited as ever about the large and growing bronchiectasis market and dedicated to improving quality-of-life and outcomes for patients with compromised pulmonary function.”

Q1 FY 2019 Review

Net revenue increased 15.4% to $7.3 million in Q1 FY 2019 from $6.3 million in Q1 FY 2018, primarily driven by higher home care revenue. Home care revenue rose 13.8% to $6.7 million in Q1 FY 2019 from $5.9 million in Q1 FY 2018, primarily due to growth in referrals and approvals driven by a larger field sales staff and continued improvements in the Company’s reimbursement operations that led to a greater referral to approval percentage.

Gross profit increased 18.2% to $5.5 million, or 76.2% of net revenue, in Q1 FY 2019 from $4.7 million, or 74.4% of net revenue, in Q1 FY 2018. The increase in gross profit resulted primarily from an increase in home care revenue.

Operating expenses, which include selling, general and administrative (“SG&A”) as well as research and development (“R&D”) expenses, totaled $5.3 million, or 73.4% of revenue, in Q1 FY 2019 compared with $4.6 million, or 72.8% of revenue, in the same period of the prior year. SG&A expenses increased 16.7% to $5.3 million in Q1 FY 2019 from $4.5 million in Q1 FY 2018, primarily due to higher payroll and compensation-related expenses and increased travel, meals and entertainment expenses which were driven by the expansion of our sales force. R&D expenses totaled $68,000 in Q1 FY 2019 compared to $71,000 in Q1 FY 2018.

Operating income increased 100.6% to $199,000 in Q1 FY 2019 from $99,000 in Q1 FY 2018, primarily due to increased gross profit driven by higher revenue, which was partially offset by costs related to the expansion of our sales force.

Net income before income tax expense rose 123.7% to $212,000 in Q1 FY 2019 from $95,000 in Q1 FY 2018.

Net income increased 90.7% to $154,000, or $0.02 per diluted share, in Q1 FY 2019, from $81,000, or $0.01 per diluted share, in Q1 FY 2018. In Q1 FY 2019, income tax expense totaled $58,000, compared to $14,000 in the same period of the prior year.

Financial Condition

Electromed’s balance sheet at September 30, 2018 included cash of $7.7 million, long-term debt including current maturities of $1.1 million, working capital of $18.9 million, and shareholders’ equity of $23.0 million.

Conference Call

Management will host a conference call on November 14, 2018 at 8:00 am CT (9:00 am ET) to discuss Q1 FY 2019 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)

●	(201) 493-6739 (International)

The conference call will also be accessible via the following link:

http://www.investorcalendar.com/event/39454

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of Electromed’s web site at: http://investors.smartvest.com/

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “believe,” “estimate,” “expect,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to: the competitive nature of our market; risks associated with expansion into international markets; changes to Medicare, Medicaid, or private insurance reimbursement policies; new drug or pharmaceutical discoveries; changes to health care laws; changes affecting the medical device industry; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; our ability to protect and expand our intellectual property portfolio; our ability to renew our line of credit or obtain additional credit as necessary; our ability to develop new sales channels for our product; and general economic and business conditions, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Jeremy Brock, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	September 30, 2018	June 30, 2018
Assets
Current Assets
Cash	$7,747,129	$7,455,844
Accounts receivable (net of allowances for doubtful accounts of $45,000)	11,545,915	11,811,308
Contract assets	835,831	776,338
Inventories	2,840,407	2,486,848
Prepaid expenses and other current assets	415,476	751,541
Total current assets	23,384,758	23,281,879
Property and equipment, net	2,965,526	3,091,242
Finite-life intangible assets, net	641,039	649,103
Other assets	5,907	5,907
Deferred income taxes	517,000	364,000
Total assets	$27,514,230	$27,392,131

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$1,089,120	$1,101,043
Accounts payable	850,477	810,644
Accrued compensation	1,111,438	1,269,849
Income taxes payable	156,640	397,390
Warranty reserve	730,000	760,000
Other accrued liabilities	542,513	464,357
Total current liabilities	4,480,188	4,803,283

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,329,826 and 8,288,659 issued and outstanding at September 30, 2018 and June 30, 2018, respectively	83,298	82,887
Additional paid-in capital	15,243,494	14,953,103
Retained earnings	7,707,250	7,552,858
Total shareholders’ equity	23,034,042	22,588,848
Total liabilities and shareholders’ equity	$27,514,230	$27,392,131

Electromed, Inc.

Condensed Statements of Operations

	For the Three Months Ended September 30,
	2018	2017
Net revenues	$7,275,883	$6,304,322
Cost of revenues	1,733,051	1,613,604
Gross profit	5,542,832	4,690,718

Operating expenses
Selling, general and administrative	5,275,755	4,520,905
Research and development	68,137	70,663
Total operating expenses	5,343,892	4,591,568
Operating income	198,940	99,150

Interest income (expense), net	13,452	(4,199)
Net income before income taxes	212,392	94,951

Income tax expense	58,000	14,000
Net income	$154,392	$80,951

Income per share:
Basic	$0.02	$0.01
Diluted	$0.02	$0.01

Weighted-average common shares outstanding:
Basic	8,260,131	8,200,167
Diluted	8,637,990	8,614,633

Electromed, Inc.

Condensed Statements of Cash Flows

	Three Months Ended September 30,
	2018	2017
Cash Flows From Operating Activities
Net income	$154,392	$80,951
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	164,856	164,070
Amortization of finite-life intangible assets	29,850	28,258
Amortization of debt issuance costs	979	2,197
Share-based compensation expense	257,234	190,385
Deferred taxes	(153,000)	(30,000)
Changes in operating assets and liabilities:
Accounts receivable	265,393	376,479
Contract assets	(59,493)	(397)
Inventories	(349,439)	118,187
Prepaid expenses and other assets	336,065	(180,740)
Income tax receivable	—	(226,582)
Income tax payable	(240,750)	(156,524)
Accounts payable and accrued liabilities	(103,253)	(38,157)
Net cash provided by operating activities	302,834	328,127

Cash Flows From Investing Activities
Expenditures for property and equipment	(10,429)	(95,011)
Expenditures for finite-life intangible assets	(21,786)	(7,436)
Net cash used in investing activities	(32,215)	(102,447)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(12,902)	(12,397)
Issuance of common stock upon exercise of options	33,568	—
Net cash provided by (used in) financing activities	20,666	(12,397)
Net increase in cash	291,285	213,283
Cash
Beginning of period	7,455,844	5,573,709
End of period	$7,747,129	$5,786,992

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